UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933

                    Shopathomekids.Com, Inc.
     (Exact name of registrant as specified in its charter)

    Texas                                       75-2882140
(State of Incorporation)            (I.R.S. Employer ID No.)

1330 Post Oak Boulevard
Four Oaks Place, Suite 1600 Houston, TX              75104
(Address of Principal Executive Offices)          (Zip Code)


                       Legal Services Plan
                    (Full title of the plan)

                    Marc Duchesne, President
                     1330 Post Oak Boulevard
                   Four Oaks Place, Suite 1600
                        Houston, TX 75104
                (713) 513-7125 Fax (713) 963-4641
  (Telephone number, including area code, of agent for service)

                         With a Copy to:

                    Chapman & Flanagan, Ltd.
                 777 N. Rainbow Blvd., Suite 390
                    Las Vegas, Nevada  89107
                (702) 650-5660 Fax (702) 650-5667

                 Calculation of Registration Fee


 Title of     Amount to     Proposed     Proposed     Amount of
Securities        be        Maximum     Aggregate    Registration
   to be      Registered    Offering     Offering        Fee
Registered                 Price Per      Price
                           Share (1)

  Common       100,000       $0.01       $ 200.00     $   0.05
   Stock        Shares
(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933.

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering the following shares of its common stock to the following individuals for their legal services performed on the Company's behalf. The issuance of these shares are being made pursuant to a Legal Services Plan (the "Plan") adopted by the Board of Directors on September 6, 2001. The Board has equated these number of shares to the value of the legal services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

         Daniel G. Chapman       50,000 shares for legal services

         Sean P. Flanagan        50,000 shares for legal services


The legal services for whom these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.

Item 2. Registrant Information and Employee Plan Annual
Information

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             Part II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Incorporated by reference into this Registration Statement are the contents of the Company's Registration Statement on Form SB-2, as amended, which includes audited financial statements for the period from October 27, 1999 (inception) to July 31, 2000, the Company's Registration Statement on Form 8-A12G, the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2001, and the Company's post-effective amendment to it's Registration Statement on Form SB-2. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Registration Statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, Shopathomekids.Com, Inc., 1330 Post Oak Boulevard, four Oaks Place, Suite 1600, Houston, Texas, telephone (713) 513-7125.

Item 4. Description of Securities.

Common Stock, $0.001 par value per share.

Item 5. Interest of Named Experts and Counsel.

Certain of the shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number        Description

4.1                   Articles of Incorporation
                      (incorporated by reference to
                      Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

4.2                   Bylaws (incorporated by reference
                      to Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

4.3                   Certificate of Amendment
                      (incorporated by reference to
                      Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

4.4                   Certificate of Amendment
                      (incorporated by reference to
                      Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

5.1                   Opinion Re: Legality (filed
                      herewith)

23.1                  Consent of Counsel (see exhibit
                      5.1)

23.2                  Consent of Accountant (file
                      herewith)

Item 9. Undertaking.

The registrant makes the following undertakings:

     a)1)  To  file, during any period in which offers  or  sales
       are   being  made,  a  post-effective  amendment  to  this
       registration statement:

               i)   to include any prospectus required by section
                    10(a)(3) of the Securities Act;

               ii)  to   reflect  any  facts  or  events   which,
                    individually   or   together,   represent   a
                    fundamental change in the information in the registration statement;

               iii) to  include  any  material  information  with
                    respect  to  the  plan  of  distribution  not
                    previously disclosed in the registration statement or any material change to such information in the registration statement;

       2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3)To   remove  from  registration  by  means  of  a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

     b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the
       Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Houston, State of Texas on September 6, 2001.

                                   (Registrant)
                                   Shopathomekids.Com, Inc.


                                   By /s/ Marc Duchesne
                                    Marc Duchesne, Principal
                                    Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                      Title                Date



/s/ Marc Duchesne              President and        September 6,
Marc Duchesne                  Director             2001



/s/ Graham Hammond             Director             September 6,
Graham Hammond                                      2001



/s/ Bill Wood                  Director             September 6,
Bill Wood                                           2001



/s/ Merritt Douglas Woodring   Director             September 6,
Merritt Douglas Woodring                            2001



/s/ Stanley Spinks             Treasurer and        September 6,
Stanley Spinks                 Director             2001



                            PART III

                        INDEX TO EXHIBITS

Exhibit Number        Description

4.1                   Articles of Incorporation
                      (incorporated by reference to
                      Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

4.2                   Bylaws (incorporated by reference
                      to Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

4.3                   Certificate of Amendment
                      (incorporated by reference to
                      Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

4.4                   Certificate of Amendment
                      (incorporated by reference to
                      Exhibit 3.1 to the Registration
                      Statement on Form SB-2 filed on
                      October 6, 2000)

5.1                   Opinion Re: Legality (filed
                      herewith)

23.1                  Consent of Counsel (see exhibit
                      5.1)

23.2                  Consent of Accountant (file
                      herewith)